UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 20, 2016

SMART & FINAL STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2016, Martin J. Trtek, President, Cash & Carry, notified Smart & Final Stores, Inc. (the “Company”) that he intends to retire on or about January 2, 2017 (the “Retirement Date”).

In connection with Mr. Trtek’s retirement, the Compensation Committee of the Board of Directors of the Company (the “Board of Directors”) has approved a modification to Mr. Trtek’s compensation such that Mr. Trtek’s annual cash incentive bonus for fiscal year 2016 under the Smart & Final Stores, Inc. 2016 Annual Performance Bonus Program (the “Bonus Program”) will be paid out at a minimum of target (70% of base salary) following completion of the 2016 fiscal year.  Mr. Trtek will be entitled to receive the bonus, provided that his employment continues through January 1, 2017, except that Mr. Trtek will not receive the bonus if his employment is terminated by the Company for Cause (as defined in the Smart & Final Stores, Inc. 2014 Stock Incentive Plan).  Mr. Trtek may receive a bonus payment greater than 70% of base salary upon achievement of performance objectives applicable to Cash & Carry in excess of target.  Payment of the bonus will be made to Mr. Trtek in 2017 at the same time as fiscal year 2016 bonus payments are made to other executive officers of the Company in accordance with the Bonus Program.

Also, the Board of Directors approved an amendment to Mr. Trtek’s outstanding stock options to provide that the portion of such stock options that are vested and exercisable on the Retirement Date will remain exercisable for two years following the Retirement Date.  Prior to such amendment, certain of Mr. Trtek’s stock options would have ceased to be exercisable after 30 days following the Retirement Date, and certain of Mr. Trtek’s stock options would have ceased to be exercisable as of the Retirement Date.

No other material plan, contract or arrangement was entered into or materially amended in connection with Mr. Trtek’s retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: April 25, 2016

	By:	/s/ Richard N. Phegley
	Name:	Richard N. Phegley
	Title:	Senior Vice President and Chief Financial Officer